Exhibit 4.05

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of August 30, 2002, among NextMedia Northern Colorado, Inc., a Delaware corporation (the “Guaranteeing Subsidiary”), an indirect, wholly-owned subsidiary of NextMedia Operating, Inc. (or its permitted successor), a Delaware corporation (the “Company”), the Company, the other Guarantors (as defined in the Indenture referred to herein) and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of July 5, 2001 providing for the issuance of an aggregate principal amount of up to $200.0 million of 10-3/4% Senior Subordinated Notes due 2011 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Subsidiary Guarantee”); and

WHEREAS, pursuant to Section 9.06 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.     CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.     AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiary hereby agrees as follows:

(a)     Along with all Guarantors named in the Indenture, to jointly and severally Guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, the Notes or the obligations of the Company hereunder or thereunder, that:

(i)     the principal of and interest, and premium, if any, on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(ii)     in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately.

(b)     The obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

(c)     The following is hereby waived: diligence presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever.

(d)     This Subsidiary Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and the Indenture, and the Guaranteeing Subsidiary accepts all obligations of a Guarantor under the Indenture.

(e)     If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors, or any Custodian, Trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee or such Holder, this Subsidiary Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(f)     The Guaranteeing Subsidiary shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.

(g)     As between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 of the Indenture for the purposes of this Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Subsidiary Guarantee.

(h)     The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantee.

(i)     Pursuant to Section 10.04 of the Indenture, after giving effect to any maximum amount and any other contingent and fixed liabilities that are relevant under any applicable bankruptcy or fraudulent conveyance laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under Article 11 of the Indenture, this new Subsidiary Guarantee shall be limited to the maximum amount permissible such that the obligations of such Guarantor under this Subsidiary Guarantee will not constitute a fraudulent transfer or conveyance.

3.     EXECUTION AND DELIVERY. Each Guaranteeing Subsidiary agrees to execute the Subsidiary Guarantee as provided by Section 10.06 of the Indenture and Exhibit C thereto and to recognize that the Subsidiary Guarantees shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Subsidiary Guarantee.

4.     GUARANTEEING SUBSIDIARY MAY CONSOLIDATE, ETC. ON CERTAIN TERMS.

(a)     The Guaranteeing Subsidiary may not consolidate with or merge with or into, or convey, transfer, lease, in one transaction or a series of transactions, all or substantially all of its assets to, any Person (other than ton the Company or another Guarantor) unless:

(i)     the resulting, surviving or transferee Person (if not such Subsidiary Guarantor) shall be a Person organized and existing under the laws if the jurisdiction under which the Subsidiary Guarantor was organized or under the laws of the United States of America, any State thereof or the District of Columbia, and such Person (if not the Subsidiary Guarantor) shall expressly assume, by supplemental indenture in form reasonably satisfactory to the Trustee, all of the obligations of the Subsidiary Guarantor, if any, under the Subsidiary Guarantee;

(ii)     immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an Obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person, at the time of such transaction), no Default shall have occurred and be continuing; and

(iii)     the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and each supplemental indenture (if any) comply with the Indenture.

(b)     In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor corporation, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Subsidiary Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of the Indenture to be performed by the Guarantor, such successor corporation shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor corporation thereupon may cause to be signed any or all of the Subsidiary Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee. All the Subsidiary Guarantees so issued shall in all respects have the same legal rank and benefit under the Indenture as the Subsidiary Guarantees theretofore and thereafter issued in accordance with the terms of the Indenture as though all of such Subsidiary Guarantees had been issued at the date of the execution hereof.

(c)     The provisions of clauses (i) and (ii) above shall not apply to any transaction that constitutes an Asset Disposition (as defined in the Indenture) if the Company has complied with the applicable provisions of Section 4.15 of the Indenture.

5. RELEASES.

(a)     Upon (i) the designation of a Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the Indenture or (ii) the sale or other disposition (whether by merger, stock purchase, asset sale or otherwise) of all of the Capital Stock of a Subsidiary Guarantor (or all or substantially all of its assets) to an entity that is not the Company or a Subsidiary or Affiliate of the Company and which sale or disposition is otherwise in compliance with the terms of this Indenture or (iii) the release of a Guarantee under the Credit Facility of a Subsidiary Guarantor pursuant to Section 4.16 of the Indenture, such Guarantor shall be deemed released from all obligations under its Subsidiary Guarantee without any further action required on the part of the Trustee or any Holder.

(b)     Upon receipt by the Trustee of a request by the Company accompanied by an Officers’ Certificatecertifying as to compliance with Section 10.03 of the Indenture, the Trustee shall deliver an appropriate instrument evidencing such release.

6.     NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, stockholder or agent of the Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Company or any Guaranteeing Subsidiary under the Notes, any Subsidiary Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

7.     GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

8.     SUBMISSION TO JURISDICTION; SERVICE OF PROCESS; WAIVER OF JURY TRIAL. Each party hereto hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State Court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Supplemental Indenture, the Notes, the Subsidiary Guarantees or the transactions contemplated hereby and thereby. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the State of New York. Without limiting the foregoing, the parties agree that service of process upon such party at the address referred to in Section 12.02 of the Indenture, together with written notice of such service to such party, shall be deemed effective service of process upon such party. Each of the parties hereto irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Supplemental Indenture, the Notes, the Subsidiary Guarantees or the transactions contemplated hereby and thereby.

9.     COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

10.     EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

11.     THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of August 30, 2002.

NEXTMEDIA NORTHERN COLORADO, INC.

By:

Name: Sean Stover

Title: President

NEXTMEDIA OPERATING, INC.

By:

Name: Sean Stover

Title: Senior Vice President

U.S. BANK NATIONAL ASSOCIATION

    as Trustee

By:

      Richard Prokosch

      Vice President